                                                                                                        FOR IMMEDIATE RELEASE
                                                                                                        June 17, 2004
                                                                                                        Contacts:
                                                                                                        Joe Sweeney at The Martin Group
                                                                                                        716-853-2757
                                                                                                        Marylou Borowiak
                                                                                                        716-961-1900

GREAT LAKES BANCORP, INC., ANNOUNCES ISSUANCE OF
$12 MILLION OF TRUST PREFERRED SECURITIES (TRUPS)

Buffalo, NY - Great Lakes Bancorp, Inc., announced today the completion of the private sale of $12 million aggregate liquidation amount of floating rate trust preferred securities by Great Lakes Bancorp Statutory Trust I, a wholly owned subsidiary of Great Lakes Bancorp, Inc. The floating rate capital securities provide for quarterly distributions at a variable annual coupon rate.

Andrew Dorn, President & CEO of Great Lakes Bancorp, Inc., said that the company intends to use the net proceeds from this offering for general corporate purposes, including the potential expansion of Greater Buffalo Savings Bank, its wholly owned subsidiary.

Great Lakes Bancorp, Inc., with assets exceeding $500 million, is based in Buffalo, NY. Greater Buffalo Savings Bank has 7 banking offices in Western New York, providing commercial and retail banking services throughout the area.

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As a family of dedicated professionals, Greater Buffalo Savings Bank is committed to serving the financial needs of our depositors and the communities in which they live. We will provide a safe and profitable banking environment that fosters the achievement of personal financial goals, homeownership and business growth through our greatest resource, our employees. We will strive to maximize shareholder value by providing the highest quality customer service at all times. More information about Greater Buffalo Savings Bank can be found on the Internet at www.gbsb.com.